UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 7, 2006
Avanir Pharmaceuticals
(Exact name of registrant as specified in its charter)

California	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

11388 Sorrento Valley Road, San Diego, California		92121

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		858-622-5200
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Item 2.05 Costs Associated with Exit or Disposal Activities
On November 9, 2006, the board of directors of Avanir Pharmaceuticals (the “Company”) authorized an organizational restructuring intended to lower operating expenses following the Company’s receipt of an “approvable letter” from the FDA for Zenvia™ (Neurodex). As a result of the restructuring, the Company suspended all commercial initiatives focused on Zenvia for the treatment of involuntary emotional expression disorder and reduced research and development expenses, including by placing on hold activities associated with the Company’s selective cytokine inhibitor clinical development program. As a result of the restructuring, the Company eliminated 16% of its workforce, and the Company expects to record a charge for severance payments of approximately $800,000 in the quarter ending December 31, 2006.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On November 7, 2006, James E. Berg resigned as the Company’s Vice President Clinical and Regulatory Affairs. In connection with Mr. Berg’s separation from the Company, the Company has agreed to pay severance in an amount equal to 9 months’ of his base salary, or approximately $165,000, and to reimburse Mr. Berg for continued health insurance payments under COBRA through August 2007. Additionally, Mr. Berg is expected to provide, from time to time over a period of 12 months, consulting services to the Company relating to regulatory matters for Zenvia.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 13, 2006	Avanir Pharmaceuticals

	By:	/s/ Gregory P. Hanson

Gregory P. Hanson Vice President and Chief Accounting Officer